EXHIBIT 99.5



                           FINET HOLDINGS CORPORATION
                  FORM OF NON-STATUTORY STOCK OPTION AGREEMENT
                                   PURSUANT TO
           1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AS AMENDED

          1. Grant of Option. Finet Holdings Corporation, a Delaware corporation (the "Company"), hereby grants to the Optionee named in the Notice of Stock Option Grant (the "Optionee"), an option (the "Option") to purchase the total number of shares of Common Stock (the "Shares") set forth in the Notice of Grant, at the exercise price per share also set forth in the Notice (the "Exercise Price") subject to the terms, definitions and provisions of the 1998 Non-Employee Directors' Stock Option Plan (the "Plan") adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option. The Option granted hereunder will be a nonstatutory stock option for federal tax purposes.

          2. Exercise of Option. This Option shall be exercisable during its term in accordance with the Exercise Schedule set out in the Notice of Grant, subject to shareholder approval of the Plan by or before February 18, 1999, as follows:

              (a)  Right to Exercise.

                   (i) This Option may not be exercised for a fraction of a share.

                   (ii) In the event of Optionee's death, disability or other termination of employment, the exercisability of the Option is governed by Sections 6, 7 and 8 below, subject to the limitation contained in subsection 2(a)(iii).

                   (iii) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant.

          (b) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

          No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

          3. Optionee's Representations. In the event the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his investment representations in a form acceptable to the Company.

          4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

                (a) cash;

                (b) check; or

                (c) surrender of other shares of Common Stock of the Company which (i) either have been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired directly or indirectly, from the Company and (ii) have a fair market value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised.

          5. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

          6. Termination of Relationship. In the event of termination of Optionee's relationship or status as a Non-Employee Director, Optionee may, to the extent otherwise so entitled at the date of such termination (the "Termination Date"), exercise this Option during the Termination Period set out in the Notice of Grant. To the extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

          7. Disability of Optionee. Notwithstanding the provisions of Section 6 above, in the event of termination of Optionee's status as a Non-Employee Director as a result of total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), Optionee may, but only within twelve (12) months from the date of termination of service (but in no event later than the date of expiration of the term of this Option as set forth in Section 10 below), exercise the Option to the extent otherwise so entitled at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

          8. Death of Optionee. Notwithstanding the provisions of Section 6 above, in the event of the death of Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in
Section 10 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.

          9. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

          10. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

          11. Terms of the Plan. The Optionee understands that the Plan includes important terms and conditions that apply to this Option. Those terms include, without limitation: important conditions to the ability of the Optionee to transfer the Option or to transfer Shares received upon exercise of the Option and early termination of the Option following the occurrence of certain events, including the Optionee no longer being a Non-Employee Director of the Company or any subsidiary thereof.

          12. Governing Law. This Agreement shall be governed by the laws of the State of California.

                                   FINET HOLDINGS CORPORATION,
                                   a Delaware corporation



                                   By:
                                      -------------------------------------

          Optionee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.


Dated:
       ----------------------------           --------------------------------
                                              [Optionee Signature]